Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE November 1, 2016

Northwest Pipe Company Reports Improved Third Quarter Results and Announces Conference Call

Highlights:

●	Water Transmission returned to profitability for the first time since the second quarter of 2015
●	Water Transmission sales improved to $41.1 million, up 3.3% over the previous quarter and up 3.2% from third quarter 2015

●	Water Transmission gross profit was $2.9 million, compared to a gross loss of $1.3 million in the previous quarter and a gross loss of $0.7 million in the third quarter of 2015

●	Net income per diluted share improved to $0.08, up from a loss of ($0.65) in the second quarter of 2016 and a loss of ($0.16) in the third quarter of 2015
●	Backlog was $96 million as of September 30, 2016 compared to $98 million as of June 30, 2016 and $101 million as of September 30, 2015
●	On October 4, 2016, the Company completed the sale of its Denver real property for net proceeds of $13.8 million
●

The Company recorded $0.3 million in restructuring expenses associated with the expected closure of its Denver Water Transmission plant. Closure of this facility will reduce the Company’s Water Transmission production capacity by 20%

VANCOUVER, WA – 11/01/2016 – Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended September 30, 2016. The Company will broadcast its third quarter 2016 earnings conference call on Wednesday, November 2, 2016, at 7:00 am PDT.

Third Quarter 2016 Results

Water Transmission sales increased 3.2% to $41.1 million in the third quarter of 2016 from $39.8 million in the third quarter of 2015.  The increase in net sales was the result of a 7% increase in selling price which was partially offset by a 3% decrease in tons produced. Selling prices increased due to improved market conditions and a change in product mix. Water Transmission had segment gross profit of $2.9 million (7.2% of segment net sales) in the third quarter of 2016 compared to a gross loss of $0.7 million (negative 1.8% of segment net sales) in the third quarter of 2015.  Water Transmission gross profit increased due to higher selling prices realized in water transmission projects.

On July 20, 2015, the Company announced that it was in the process of exploring a sale of its remaining Tubular Products operating plant in Atchison, Kansas. In January 2016 we idled the facility to reduce operating expenses until market conditions improve or a sale is completed.

Including the impact of the Atchison shutdown, net total sales for the quarter ended September 30, 2016 decreased 21.5% to $41.1 million compared to $52.3 million for the quarter ended September 30, 2015. Gross profit was $2.1 million (5.2% of net sales) in the third quarter of 2016, as compared to gross loss of $2.5 million (negative 4.8% of net sales) in the third quarter of 2015. Net income for the third quarter of 2016 was $0.7 million or $0.08 per diluted share compared to net loss of $1.5 million or $0.16 per diluted share for the third quarter of 2015.

As of September 30, 2016, the backlog of orders in the Water Transmission segment was approximately $96 million. This compared to a backlog of $98 million as of June 30, 2016 and $101 million as of September 30, 2015. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it is the successful bidder even though a binding agreement has not been executed.

Outlook

“We continue to see upward momentum in demand and selling prices in our Water Transmission business and improving conditions are beginning to show up in both our revenue and profit,” said Scott Montross President and Chief Executive Officer of the Company. “Fourth quarter revenues and margins are expected to continue to reflect those improved conditions. The closure and sale of our Denver real property along with the associated reduction in production capacity will help in balancing market supply/demand and continue to stabilize the market.”

Conference Call

The Company will hold its third quarter 2016 earnings conference call on Wednesday, November 2, 2016 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Wednesday, November 30, 2016 by dialing 1-888-568-0771 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s Water Transmission manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, tunnels, and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog which is a non-GAAP measure, to better enable investors and others to assess our results and compare them with our competitors. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:
Robin Gantt

Chief Financial Officer
(360) 397-6325

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales:
Water transmission	$41,075	$39,792	$110,208	$134,479
Tubular products	13	12,543	6,869	56,567
Total net sales	41,088	52,335	117,077	191,046

Cost of sales:
Water transmission	38,136	40,517	114,291	126,430
Tubular products	829	14,329	8,262	65,829
Total cost of sales	38,965	54,846	122,553	192,259

Gross profit (loss):
Water transmission	2,939	(725)	(4,083)	8,049
Tubular products	(816)	(1,786)	(1,393)	(9,262)
Total gross profit (loss)	2,123	(2,511)	(5,476)	(1,213)

Restructuring expenses	282	-	282	-
Selling, general and administrative expense	3,904	4,773	12,594	17,199
Impairment of water transmission goodwill	-	-	-	5,282

Operating income (loss)
Water transmission	1,363	(2,384)	(8,541)	(2,566)
Tubular products	(802)	(2,298)	(1,700)	(11,169)
Corporate	(2,624)	(2,602)	(8,111)	(9,959)
Operating loss	(2,063)	(7,284)	(18,352)	(23,694)

Other income	16	24	51	82
Interest income	10	10	14	173
Interest expense	(134)	(195)	(371)	(898)

Loss before income taxes	(2,171)	(7,445)	(18,658)	(24,337)

Income tax benefit	(2,898)	(5,930)	(3,561)	(8,642)

Net income (loss)	$727	$(1,515)	$(15,097)	$(15,695)

Basic and diluted income (loss) per share	$0.08	$(0.16)	$(1.58)	$(1.64)

Shares used in per share calculations
Basic	9,597	9,565	9,583	9,558
Diluted	9,620	9,565	9,583	9,558

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$11,805	$10,309
Trade and other receivables, net	22,615	27,567
Costs and estimated earnings in excess of billings on uncompleted contracts	46,063	42,592
Inventories	20,606	29,475
Assets held for sale	6,075	-
Other current assets	1,303	5,336
Total current assets	108,467	115,279
Property and equipment, net	120,164	131,848
Other assets	11,638	12,253
Total assets	$240,269	$259,380

Liabilities:
Current portion of capital lease obligations	358	$340
Accounts payable	4,979	4,739
Accrued liabilities	12,285	15,971
Billings in excess of costs and estimated earnings on uncompleted contracts	4,147	520
Total current liabilities	21,769	21,570
Capital lease obligations, less current portion	667	718
Other long-term liabilities	14,782	19,532
Total liabilities	37,218	41,820

Stockholders' equity	203,051	217,560
Total liabilities and stockholders' equity	$240,269	$259,380